UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55790	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 Cape Coral Parkway East, Cape Coral, Florida	33904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Development Agreement with T&B Seminars, Inc.

On December 23, 2019, Legacy Education Alliance Holdings, Inc., a Colorado corporation (“Holdings”) and a wholly owned subsidiary of Legacy Education Alliance, Inc., a Nevada corporation (the “Company”) entered into a Real Estate Education Training Program Development Agreement (the “Development Agreement”) with T&B Seminars, Inc. (“T&B”), an affiliate of Tarek El Moussa, pursuant to which Holdings and Tarek El Moussa agreed to develop and operate a seminar style education business that will use, among other things, the names, images, and likenesses of Tarek El Moussa to market and sell customers real estate investing oriented education products. Pursuant to the Development Agreement, T&B granted to the Company a sole and exclusive worldwide license to certain intellectual property, including, certain trademarks and copyrights and the name, image and likeness of Tarek El Moussa, in each case to the extent necessary for Holdings to develop and create educational materials and promote and conduct a branded real estate seminar style education business that uses the intellectual property.

As consideration for the licensed rights under the Development Agreement, Holdings agreed to pay T&B base royalty percentages on cash sales of products to persons responding to a branded marketing campaign that uses the licensed intellectual property . Also, as consideration for Tarek El Moussa providing certain marketing support, Holdings agreed to pay T&B marketing royalty percentages on cash sales of products at live events and at online webinars to persons responding to a branded marketing campaign that uses the licensed intellectual property. Furthermore, as consideration for the exclusivity of the rights under the Development Agreement, commencing on the seventh month of the term of the Development Agreement, Holdings agreed that the monthly royalties paid to T&B will not be less than an agreed to amount.

The Development Agreement has an initial term of five years and will automatically renew thereafter for successive five-year terms unless either party provides prior written notice of termination no less than 90 days prior to the end of such five-year term.

Either party may terminate the Development Agreement upon written notice if the other party (a) has failed to remedy a breach within 30 days, (b) has become insolvent or makes an assignment for the benefit of creditors or becomes the subject of any bankruptcy or insolvency proceedings, and such proceedings are not vacated within 60 days of their initiation, or (c) ceases to do business. T&B may terminate the Development Agreement if the monthly royalties payable from cash sales do not exceed a minimum monthly royalty for six consecutive months. Holdings may terminate the Development Agreement (x) in the event Holdings is enjoined by a court of competent jurisdiction from using any of the licensed intellectual property, and (y) if Tarek El Moussa engages in illegal, immoral, or criminal conduct resulting in a felony conviction; or misrepresents or conceals anything in his background that could be detrimental to the value of the endorsement being made.

The foregoing description of the Development Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement. The Company plans to file the Development Agreement with its Annual Report on Form 10-K for the period ending December 31, 2019.

On December 30, 2019, the Company issued a press release announcing that it had entered into the Development agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY EDUCATION ALLIANCE, INC.
Date: December 30, 2019

	By:	/s/ James E. May
Name: James E. May
Title: Chief Executive Officer

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